Exhibit 10(a)

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE is entered into at Cleveland, Ohio this 18th day of July 2003, by and among OGLEBAY NORTON MANAGEMENT COMPANY (the “Management Company”), an Ohio corporation, OGLEBAY NORTON COMPANY (“ONCO”), an Ohio corporation, and Ronald J. Compiseno (“Employee”).

RECITALS:

A. Management Company is a wholly owned subsidiary of ONCO formed for the sole purpose of acting as the employer of management personnel for ONCO. Collectively, ONCO and Management Company are hereafter referred to as the “Company.”

B. The Company is engaged in pertinent part in the mining, process, sales, marketing and transportation of industrial minerals within the United States (the “Business”).

C. Employee has been employed in a key management position by the Company in the Business since 1998.

D. The Company desires to make special severance provisions for the benefit of Employee.

NOW, THEREFORE, in consideration of mutual promises and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Employment. The Company hereby terminates Employees services as an Employee as of May 1, 2003 (the “Separation Date”) upon the terms and conditions set forth herein. Employee shall resign as an officer of ONCO and each affiliate thereof for which he currently serves as an officer effective on the Separation Date.

2. Compensation.

2.1 Separation Payment. The Company shall pay to Employee Separation Pay of $104,410.37, payable in 14 consecutive, equal, biweekly installments of $7042.74 each and one installment of $5,812.01, commencing on the first pay period for salaried Company employees commencing after Employee executes this Agreement and continuing until the last pay period including December 31, 2003.

2.2 Salary Continuation; Special Signing Pay; and Vacation Pay. Employee acknowledges that he has continued to receive his regular bi-weekly pay for the period commencing May 1, 2003 and ending June 6, 2003. In addition, Employee has received in a single lump-sum payment, all earned, but unused vacation pay due to Employee in 2003. Upon signing this Agreement, Employee shall be paid a one-time payment in an amount equal to  1/12 of Employee’s annual salary or $13,333.34 (“Signing Pay”).

2.3 Certain Basic Fringe Benefits. The Company shall provide to Employee the following extra benefits:

a. continuation of the Company provided variable life insurance policy, also known as Executive Life Insurance Program, paid for by the Company through the policy year ending in 2003 in the same manner as that payment is currently made to Employee;

b. health and welfare benefits, that are provided to its key employees and on the same terms and conditions, as may be applicable to such employees through June 30, 2005. Company and Employee agree that: (i) Employee shall pay to Company the amount paid by Employees for such benefits no later than the 10th day of the month preceding the month for which such benefits shall be provided and that failure to do so shall cause Company to discontinue providing said benefits, with no obligation to re-instate the same, unless required by law; and (ii) COBRA coverage commences on May 1, 2003 and shall not be extended by anything contained herein;

c. Employee shall be entitled to receive all retirement benefits to which he is entitled pursuant to his current employment on the terms and pursuant to the provisions of such benefit plans and elections Employee has made or will make upon separation, including without limitation, benefits under the Oglebay Norton Company Salaried Pension Plan and related SERP, and the Oglebay Norton Company Incentive Savings Plan and related SERP. For the purpose of calculating Employee’s benefit service under the Oglebay Norton Salaried Pension Plan, Employee’s service shall be deemed to be exactly five (5) years.

2.4 Incentive Compensation. Employee shall continue to be entitled to participate in the Company’s Annual Incentive Plan for the year 2003; however, shall not be entitled to participate in such plan or receive an incentive bonus from the Company for any time thereafter. Pursuant to such Annual Incentive Plan, Employee may receive a bonus for 2003, if, and only if, the performance objectives and other criteria set forth in the program are met by the Company. Employee shall also be entitled to continue to be a participant in the Oglebay Norton Company Long-Term Incentive Plan (the “LTIP”) for the years 2002 and 2003 to the extent he would have been entitled to a cash payment under the LTIP had he not entered into this Agreement and instead had remained employed in his capacity as an officer of the Company until December 31, 2003. Stock options issued to Employee, which are not vested as of the date hereof shall be vested effective on the Separation Date and shall be fully exercisable until December 31, 2005.

2.5 Attorney’s Fees. Company will pay directly to Kohrman, Jackson & Krantz, PLL, up to $2500 for legal fees incurred by Employee with respect to all matters relating to the negotiation and review of this Agreement and the representation of the Employee in this matter. The fee bill should be submitted attention R.F. Walk, Vice President, General Counsel and Secretary, Oglebay Norton Company, 1001 Lakeside Avenue, fifteenth floor, Cleveland, Ohio 44114 with detailed billing support by attorney, date and time.

2.6 Letter of Reference; Mutual Non-Disparagement. Employee shall submit for review, and Company shall consider, a letter of reference and Company comment with respect to Employee’s employment at Company with the intent to reach a mutually agreeable letter of reference and comment. Company and Employee hereby agree that each will refrain from making any disparaging remarks or statements, oral or in writing with respect to the other party.

3. Outplacement. Company will provide Employee with outplacement services at Dise and Company as Employee shall request; provided, however, the total cost to Company for such services shall not exceed $25,000.

4. Change of Control Agreement. The change of control Employment Agreement entered into between the Company and Employee on or about May 25, 2000, (the “Change of Control Agreement”) shall be, and hereby is, terminated effective immediately. In the Event of a Change of Control, as that term is defined in the Change of Control Agreement, then all cash compensation due and payable pursuant to Section 2 hereunder, which has not been paid to

Employee, shall become immediately due and payable and all obligations for the payment of benefits described herein shall continue to be obligations of the Company or its successor in interest.

5. Trade Secrets Covenant.

5.1 Employee acknowledges that during the course of his employment by the Company he has been and he may be in contact with customers, employees, and others having dealings with the Company and will have access to trade secrets and other confidential information with regard to the business, operations, accounts, books and records, sales, customers, pricing, benefit plans, hiring practices, union matters and other activities of the Company (“Trade Secrets”). Employee recognizes and agrees that the disclosure of such Trade Secrets to parties other than the Company or the improper use thereof will cause serious and irreparable injury to the Company. Accordingly, Employee shall, at all times, keep secret and inviolate all Trade Secrets, which he now knows or may hereafter come to know. In addition, Employee shall at no time copy, remove from the premises of the Company or retain, without the prior consent of the Company, any Trade Secrets, including, but not limited to, unpublished records, agreements, books of account, corporate documents, work papers, correspondence, customer or employee lists, contracts, memoranda, computer software or documentation in connection therewith, plans, drawings or copies or extracts from any of the foregoing, except as may be required in carrying out his duties hereunder. Upon the termination of Employee’ employment, Employee shall promptly return to the Company all documents pertaining to Trade Secrets in his possession or under his control.

6. Non-Competition Covenant. Employee agrees that commencing on the Separation Date and continuing through December 31, 2003, he will not engage in the Business or, own, manage, operate, control, or participate in, or have any ownership interest in, or make loans to, or act as a guarantor, surety, or indemnitor for, or aid or advise as an employee, director, officer, consultant or otherwise, whether directly or indirectly, any enterprise (whether a sole proprietorship, partnership, corporation, firm, joint venture, trust or other entity) which is engaged in the Business. This provision shall not prohibit Employee form owning less than 5% of any publicly traded shares of a company in the Business. In the event Employee desires to accept employment, which he believes does or may breach any provision of this Section 6, he shall be entitled to request a waiver of the applicable provision. Such waiver request shall be in writing addressed to the President and CEO of the Company and shall contain all pertinent information regarding the potential breach. It shall be in the Company’s sole discretion to grant the waiver and terms thereof; provided, however, it is agreed that the granting of such waiver shall not be unreasonably withheld.

7. Breach of Trade Secret and/or Non-Competition Covenants.

7.1 Employee agrees that the remedy at law for any breach by him of the foregoing provisions of Sections 5 and 6 will be inadequate, and the Company shall be entitled to both temporary and permanent injunctive relief (without notice or bond) enforcing such provisions, in addition to any other remedy it may have at law or in equity.

7.2 The covenants of Employee contained in Section 5 and 6 are separate and independent of any other provisions hereof and shall survive the termination of this Agreement.

7.3 Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company, and he hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, are fully required to protect the legitimate interest of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Employee.

8. Release.

8.1 In consideration of the foregoing, the Company agrees not to initiate or maintain any charges, complaints, claims, legal actions or grievances arising out of or in conjunction with Employee’s employment with or separation from the Company, or relating to any events occurring prior to the signing of this Agreement. In further consideration of the foregoing, Company agrees to release and forever discharge Employee from any and all claims, including, but not limited to, demands, liability, obligations, damages, rights, costs, losses, debts and expenses (including but not limited to attorneys’ fees), causes of actions, or lawsuits based upon, related to, or arising out of his employment with and separation from the Company, all, and only, with respect to any events, whether known or unknown or suspect or unsuspected, occurring prior to the signing of this Agreement. Notwithstanding the foregoing, the Company retains all of its rights provided in this Agreement.

8.2 In consideration of the foregoing, Employee agrees not to initiate or maintain any charges, complaints, claims, legal actions or grievances arising out of or in conjunction with his previous employment with or separation from the Company, including claims for severance pay, or relating to any events occurring prior to the signing of this Agreement. Nothing contained herein shall be construed to limit Employee’ rights pursuant to 29 USC Section 626(f)(4) and the exercise of such rights shall have no force and effect on any other provision set forth in this Agreement. In further consideration of the foregoing, Employee agrees to release and forever discharge the Company and any of its past, present or future affiliated companies, subsidiaries, divisions, and any and all of the Company’s past, present and future officers, agents, directors, representatives, employees, shareholders and, as applicable, their successors, assigns, heirs and executors from any and all claims, including, but not limited to, employment, re-employment, demands, liability, obligations, damages, rights, costs, losses, debts and expenses (including but not limited to attorneys’ fees), causes of actions, or lawsuits based upon, related to, or arising out of his employment with and separation from the Company, all, and only, with respect to any events, whether known or unknown or suspect or unsuspected, occurring prior to the signing of this Agreement. This Agreement not to sue includes, but is not limited to:

claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; Employee Retirement Income Security Act of 1974, as amended; the Older Workers Benefits Protection Act, as amended; 42 U.S.C. Section 1981, as amended; the Civil Rights Act of 1991, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Rehabilitation Act of 1973, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; any state anti-discrimination, civil rights or human rights laws, any other federal, state or municipal employment discrimination statutes and decisional law including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status, as well as claims for breach of contract, employee benefits, implied contract, promissory estoppel, defamation, tort claims, and any common law claims recognized now or later, including violations of public policy.

Notwithstanding anything contained in this Section 8.2, Employee retains all rights provided to Employee in this Agreement. Notwithstanding the above, the foregoing shall not apply to any claims to enforce rights that Employee may have under any of the Company’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between Employee and the Company, under the Company’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by the Company, under Section 1701.13 (E) of the Ohio Revised Code or under this Agreement.

9. Acknowledgement. Employee acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Agreement prior to the execution of it and that he has reviewed its terms and considered its effect, including the foregoing release of claims. Employee also acknowledges that he has been advised in writing to consult with an attorney prior to executing it. Employee understands that for a period of seven (7) days following the execution of this Agreement, he may revoke it, and that this Agreement shall not become effective or enforceable until the revocation period of seven (7) days has expired. Employee understands that in order to revoke this Agreement within this seven (7) day time period he must provide written notice of that intention to Michael D. Lundin, President and Chief Executive Officer of the Company so that Mr. Lundin may actually and personally receive notice of the revocation.

10. No Admission. It is agreed that the execution and/or implementation of this Agreement does not in any way constitute or represent an admission of any kind by the Company and/or by Employee.

11. Severability. The invalidity or unenforceability of any portion of this Agreement shall not impair or affect the validity or enforceability of any other portion of this Agreement, which shall remain in full force and effect.

12. Assignment. Employee shall not assign, transfer, pledge or encumber this Agreement or any rights or obligations hereunder. The Company may assign or transfer this Agreement to successor Company in the event of merger, consolidation, reorganization or transfer or sale of all or substantially all of the assets of the Company; provided, however, that in the case of any such assignment or transfer, this Agreement shall be binding upon and inure to the benefit of such transferee, which shall assume and perform all of the obligations of the Company hereunder; provided further, however, that the Company shall not be released of its obligations hereunder until fully discharged to Employee as a result of an assignment or transfer of this Agreement to the extent such obligations are not fulfilled by the assignee or transferee.

13. Waiver. A waiver by either party of a breach of any provisions of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

14. Miscellaneous. This Agreement (a) shall be governed by and interpreted in accordance with the laws of the State of Ohio, (b) shall not be modified except in writing signed by the parties, (c) constitutes the entire understandings and agreements (both oral and written), and (d) shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and permitted assigns.

15. Headings. The paragraph headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

READ BEFORE SIGNING

I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS SEPARATION AGREEMENT AND RELEASE. THIS RELEASE INCLUDES CLAIMS OR RIGHTS AND ALLEGED CLAIMS OR RIGHTS RELATING TO FEDERAL, STATE OR LOCAL LAWS PROHIBITING, EMPLOYMENT DISCRIMINATION, WHETHER BASED ON AGE, SEX, RACE, COLOR NATIONAL ORIGIN, RELIGION, HANDICAP OR MARITAL, PARENTAL OR VETERAN STATUS OR CLAIMS GROWING OUT OF ANY LEGAL RESTRICTIONS ON THE COMPANY’S RIGHT TO TERMINATE ITS EMPLOYEES. I HAVE NOT RELIED UPON ANY OTHER REPRESENTATION OR STATEMENT WRITTEN OR ORAL. I HAVE HAD TIME TO CONSULT WITH AN ATTORNEY OR MY CHOICE PRIOR TO EXECUTING THIS SEPARATION AGREEMENT AND RELEASE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts at the place and as of the date and year first above written.

EMPLOYEE:

/s/ Ronald J. Compiseno
RONALD J. COMPISENO

COMPANY:
OGLEBAY NORTON COMPANY OGLEBAY NORTON MANAGEMENT COMPANY

By:	/s/ Michael D. Lundin
Title:	President and Chief Executive Officer

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